Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-221390) pertaining to the Funko, Inc. 2017 Incentive Award Plan of our report dated March 5, 2019, except for Note 21, as to which the date is August 30, 2019, with respect to the consolidated financial statements of Funko, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Seattle, Washington

August 30, 2019